EXHIBIT 10.12
DECKERS OUTDOOR CORPORATION
DEFERRED STOCK UNIT COMPENSATION PLAN
(pursuant to Sections 11.1 and 13.9 of the
Deckers Outdoor Corporation 2024 Stock Incentive Plan)

1.    Definitions.
(a)“Award” has the same meaning as the definition of that term in the Stock Incentive Plan.
(b)“Board” means the Board of Directors of the Company.
(c)“Committee” means the Talent & Compensation Committee of the Board.
(d)“Company” means Deckers Outdoor Corporation, a Delaware corporation, and any successor or affiliate thereto.
(e)“Common Stock” means the common stock of the Company.
(f)“Deferred Stock Units” means deferred Stock Units granted to the Participant as a Stock Unit Award.
(g)“Deferred Stock Unit Account” means the separate account maintained on the books of the Company for each Participant pursuant to Section 4.
(h)“Director” means a member of the Board.
(i)“Disability” means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.
(j)“Dividend Equivalent Stock Units” means the additions to the Participant’s Deferred Stock Unit Account described in Section 4.
(k)“Employee” has the same meaning as the definition of that term in the Stock Incentive Plan.
(l)“Effective Date” means September 9, 2024.
(m)“Non-Employee Director” has the same meaning as the definition of that term in the Stock Incentive Plan.

(n)“Participant” means a Non-Employee Director or Employee who elects to participate in this Plan as provided in Section 3.
(o)“Plan” means the Deckers Outdoor Corporation Deferred Stock Unit Compensation Plan. The Plan is pursuant to Sections 11.1 and 13.9 of the Stock Incentive Plan.
(p)“Restricted Stock” has the same meaning as the definition of that term in the Stock Incentive Plan.
(q)“Restricted Stock Unit” has the same meaning as the definition of that term in the Stock Incentive Plan.
(r)“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, including any regulations or other applicable guidance issued thereunder.
(s)“Stock Bonus” has the same meaning as the definition of that term in the Stock Incentive Plan.
(t)“Stock Units” shall include any of the following: (1) Restricted Stock, (2) Restricted Stock Unit, (3) Stock Bonus or (4) any other Award, granted under the Stock Incentive Plan.
(u)“Stock Unit Awards” means the award of Stock Units.
(v)“Stock Incentive Plan” means the Deckers Outdoor Corporation 2024 Stock Incentive Plan or any successor plan or arrangement, as the same may be amended from time to time.
(w)“Unvested Stock Units Awards” means the Stock Units subject to the Stock Unit Award that have not yet vested.

2.    Administration.
(a)The Plan shall be administered by the Board. The Board shall also have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan and decide any and all questions as may arise in connection with the interpretation or application of the Plan. The Board may delegate some or all of its powers and authority hereunder to the Committee, as the Board deems appropriate.
(b)The decision or action of the Board (or the Committee) in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon Participants and all other persons having or claiming any interest in the Plan.

3.    Participation.
(a)A Non-Employee Director or Employee who holds an Unvested Stock Unit Award may elect to participate in the Plan by filing a written election with the Company, on such form as may be prescribed by the Board, to defer the receipt of up to 100% of Participant’s outstanding Unvested Stock Unit Awards granted in any calendar year.
(b)Except as provided below, a deferral election shall become effective on the first day of the calendar year following the date the election is made and shall be effective only as to Stock Unit Awards granted in the calendar year following the date the election is made. A new deferral election must be made by a Participant for each calendar year.
(c)Notwithstanding anything contained herein to the contrary, a Participant may make a deferral election within thirty (30) days after a grant of a Stock Unit Award under the Stock Incentive Plan to such Participant; provided, however, such election may only apply to: (i) Stock Units that are not vested on the date of the election, and (ii) that will not vest prior to twelve (12) months from the date such election is made.

4.    Deferred Stock Unit Account
(a)For each share of Common Stock held pursuant to a Stock Unit Award that is subject to a deferral election as set forth in Section 3 above, the Participant shall receive one Deferred Stock Unit in exchange for the cancellation of such Stock Unit Award. The Deferred Stock Units that are granted pursuant to a Participant’s deferral election shall be credited to the Participant’s Deferred Stock Unit Account.
(b)Whenever any cash dividends are declared on the Common Stock, on the date such dividend is paid the Company will credit the Deferred Stock Unit Account of each Participant with a number of Dividend Equivalent Stock Units equal to the result of dividing (i) the product of (x) the total number of Deferred Stock Units and Dividend Equivalent Stock Units credited to the Participant’s Deferred Stock Unit Account on the record date for such dividend and (y) the per share amount of such dividend by (ii) the Fair Market Value (as such term is defined in the Stock Incentive Plan) of one share of Common Stock on the date such dividend is paid by the Company to the holders of Common Stock.

5.    Settlement of Deferred Stock Unit Account.

(a)Unless the Participant elects to change the time of settlement in accordance with the last sentence of this Section 5(a), settlement of the Participant’s Deferred Stock Unit Account shall be made by a transfer of shares of Common Stock in accordance with the Participant’s election filed with the Company (or, if earlier as provided in paragraph (b) of this Section), on such form as may be prescribed by the Board on the earlier of (i) the date specified in the election or (ii) within thirty (30) days after the termination for any reason of (A) the Participant’s service as a Non-Employee Director if the Participant is a Non-Employee Director or (B) the Participant’s employment if the Participant is an officer of the Company. The Participant may change the time of settlement of the Deferred Stock Unit Account by filing a new election form with the Company, provided that (i) the election will not take effect for at least twelve (12) months after the date on which it is made as required by Section 409A of the Code, (ii) the election is made at least twelve (12) months prior to the date on which the payment was previously scheduled to be made, and (iii) the new settlement date must be at least five (5) years after the date the Deferred Stock Unit Account would otherwise have been settled.
(b)Notwithstanding anything contained herein to the contrary, in the event of a Corporate Transaction (as defined in the Stock Incentive Plan, but only if the event meets the definition of a Corporate Transaction under Section 409A) or a Participant’s death prior to settlement of the Deferred Stock Unit Account, then regardless of a Participant’s election or change in election of the applicable time of settlement, the settlement of the Participant’s Deferred Stock Unit Account shall be made by issuance of shares of Common Stock (to the Participant’s beneficiary as provided in Section 6 in the event of the Participant’s death) immediately before the Corporate Transaction or, if settlement is due to the Participant’s death, then within thirty (30) days following the date of the Participant’s death.
(c)Notwithstanding anything contained herein to the contrary, in the event settlement of the Participant’s Deferred Stock Unit Account is to be made by reason of the Participant’s termination of service or termination of employment, other than by reason of death or Disability, no issuance of shares of Common Stock shall be made unless the termination satisfies the definition of a Separation from Service under Section 409A, and further, if the Participant is a “specified employee” as defined in Section 409A, until six (6) months after such termination of service.

(d)Settlement of the Deferred Stock Unit Account shall be made in shares of Common Stock, with one share payable for each Deferred Stock Unit and each Dividend Equivalent Stock Unit credited to the Participant’s Deferred Stock Unit Account.

6.    Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his beneficiary or beneficiaries in whose favor settlement of the deceased Participant’s Deferred Stock Unit Account shall be made in the event of his death prior to settlement such Deferred Stock Unit Account. Any beneficiary designation may be made or changed by a Participant by a written instrument, in such form prescribed by the Board, which is filed with the Company prior to the Participant’s death. If a Participant fails to designate a beneficiary, or if all designated beneficiaries predecease the Participant, then the Deferred Stock Unit Account shall be settled in favor of the Participant’s estate.

7.    Amendment; Cessation of Deferrals.
(a)The Board may amend the Plan at any time in whole or in part; provided that no amendment may adversely affect the rights of a Participant to receive amounts properly credited to the Participant’s Deferred Stock Unit Account in accordance with the Plan prior to such amendment.
(b)The Board may, in its sole discretion, cease future deferrals under the Plan at any time; provided that the exercise of said discretion does not affect a current year deferral election. In such event, settlement of the Deferred Stock Unit Accounts of Participants will continue to be made as provided in Section 5.

8.    Miscellaneous.
(a)The Company’s obligation to settle any Participant’s Deferred Stock Unit Account under the Plan shall be contractual only and all shares of Common Stock used for this purpose shall be credited against the shares reserved for issuance of Awards (as defined in the Stock Incentive Plan) set forth in Section 3 of the Stock Incentive Plan.
(b)Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, or otherwise encumber, the amounts, if any, payable hereunder, to the Participant or such other person. No part of the amounts payable under the Plan shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
(c)For the avoidance of doubt, any references to the Company’s 2015 Stock Incentive Plan in a prior deferral election shall also refer to the Stock Incentive Plan.
(d)In the event of a stock split, stock dividend, recapitalization or other event described in Section 3.5 of the Stock Incentive Plan, the provisions of said Section 3.5 shall apply to Deferred Stock Units and the related Dividend Equivalent Stock Units credited to the Participant’s Deferred Stock Unit Account; provided, however, that the determination of adjustments shall be made by the Board.
(e)Neither the Participant nor any other person shall have any rights as a stockholder of the Company under the Plan with respect to the Deferred Stock Units or Dividend Equivalent Stock Units credited to the Participant’s Deferred Stock Unit Account until their settlement in shares of Common Stock by their issuance to the Participant or the beneficiary of the Participant.
(f)This Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws.
(g)This Plan is intended to comply, and shall be administered in a manner that is intended to comply, with Section 409A and shall be construed and interpreted in accordance with such intent. Any provision of this Plan that would cause the Plan to fail to satisfy Section 409A shall be amended to comply with Section 409A on a timely basis, which may be made retroactively, in accordance with regulations and other guidance issued under Section 409A.